Registration No. 333-124222
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------

                                   FORM SB-2/A

                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                         ------------------------------

                             ALTERNATE ENERGY CORP.
                 (Name of small business issuer in its charter)

          Nevada                         2813                    86-0884116
 (State or Jurisdiction            (Primary Standard          (IRS Employer
    of Organization)                Industrial Code)         Identification No.)


                        3325 North Service Road, Unit 105
                       Burlington, Ontario, Canada L7N3G2
                                 (905) 332-3110
          (Address and telephone number of principal executive offices and principal place of business)

                                  Blaine Froats
                             Chief Executive Officer
                        3325 North Service Road, Unit 105
                       Burlington, Ontario, Canada L7N3G2
                                 (905) 332-3110
            (Name, address and telephone number of agent for service)

                       -----------------------------------

                                    Copy to:
         Robert B. Murphy, Esq.                       Edward M. Grushko
           Pepper Hamilton LLP                     Grushko & Mittman, P.C.
       600 Fourteenth Street, N.W.              551 Fifth Avenue, Suite 1601
       Washington, D.C. 20005-2004                New York, New York 10176
             (202) 220-1200                            (212) 697-9500


      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee

----------------------------------------------------------------------------------------------------------------------
  Title of Each Class of    Proposed Maximum Amount       Proposed Maximum      Proposed Maximum       Amount of
     Securities to be           to be Registered      Offering Price per Share      Aggregate       Registration Fee
        Registered                                                               Offering Price
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value           20,000,000                  $0.15               $3,000,000           $192.60
     $0.001 per share
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value           21,600,000                  $0.40               $8,640,000           $208.01
     $0.001 per share
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value           6,666,666                   $0.276             $1,839,999.82          $64.20
     $0.001 per share
----------------------------------------------------------------------------------------------------------------------
 Common Stock, par value           1,200,000                   $1.00               $1,200,000            $11.56
     $0.001 per share
----------------------------------------------------------------------------------------------------------------------
          TOTAL                    49,466,667                                    $14,679,999.82         $476.37*
----------------------------------------------------------------------------------------------------------------------

    * Previously Paid.

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For purposes of this table, we have used the closing price as of January 17, 2005.

(2) Pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock offered hereby also include such presently indeterminate number of shares of common stock as shall be issued by us to the selling stockholders upon adjustment under anti-dilution provisions covering the additional issuance of sharesRamp resulting from stock splits, stock dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act, based on the higher of (a) the exercise price of the warrants or (b) the offering price of securities of the same class included in this Registration Statement.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED JANUARY __, 2006

PROSPECTUS

                             ALTERNATE ENERGY CORP.
                                  Common Stock
                               ------------------

      This prospectus relates to the resale of up to 49,466,667 shares of our common stock by certain persons who are, or are beneficially deemed to be, stockholders of Alternate Energy Corp ("AEC"). Please refer to "Selling Stockholders" beginning on page ___. We are not selling any shares of common stock in this offering. We may receive proceeds from the exercise of warrants to purchase 11,237,640 shares of common stock. All costs associated with this registration will be borne by us.

      Our common stock is quoted on the OTC Bulletin Board under the symbol "ARGY." On January ____, 2006, the last reported sale price of our common stock was $____ per share.

      The terms of the subscription agreement with the Investors calls for the registration of the shares underlying the convertible notes and warrants plus an additional number of shares equal to 100% of the underlying shares to ensure that a sufficient number of shares are available for conversion under all contingencies.

      Investing in our Common Stock involves risks. We urge you to read carefully the "Risk Factors" beginning on page ___ before making your investment decision.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is _________ ___ , 2006

                                TABLE OF CONTENTS

BUSINESS ......................................................................9
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
    PLAN OF OPERATION ........................................................15
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS.....................21
MANAGEMENT....................................................................23
EXECUTIVE COMPENSATION........................................................24
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT................26
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS................................28
SELLING STOCKHOLDERS..........................................................29
USE OF PROCEEDS...............................................................32
PLAN OF DISTRIBUTION..........................................................33
DESCRIPTION OF SECURITIES.....................................................35
CONTROLS AND PROCEDURES.......................................................37
INTEREST OF NAMED EXPERTS AND COUNSEL.........................................38
WHERE YOU CAN GET MORE INFORMATION............................................39
ALTERNATE ENERGY CORP. INDEX TO THE FINANCIAL STATEMENTS......................40

                               PROSPECTUS SUMMARY

      You should read the following summary together with the more detailed business information and the financial statements and related notes that appear elsewhere in this prospectus. Because it is a summary, it does not contain all of the information you should consider before making an investment. The market and industry data we use in this prospectus are based on independent industry publications and other publicly available information.

Our Company

      Alternate Energy Corp. is an energy company committed to delivering innovative, practical, and environmentally responsible fuel and power solutions to consumer, commercial, and government markets. Our main technology is focused on the production of on-demand hydrogen. Hydrogen has numerous applications including as a fuel and as in the food industry. Our hydrogen production process is designed to overcome two major industry obstacles - affordability and safety. The hydrogen production system leverages a patent pending chemical process that yields fuel-cell quality hydrogen from fresh or salt water, with no known harmful by-products. Since our hydrogen-maker requires little space, we believe it can be designed to directly supply almost any application on an as-needed basis, eliminating the need to store hydrogen in a compressed state.

      Recently, we have been focused on possible relationships with makers of hydrogenated products as well as oil refineries, both of which could benefit substantially from on-site hydrogen production. In addition, as a result of the patent pending modifications we have made in our hydrogen production process, a potentially valuable by-product with applications in the healthcare and natural food markets is produced.

The Sale

      On March 2, 2005, we entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of $0.40 per share expiring in 3 years, Class B Warrants to purchase up to an additional $1.5 million in our common shares at $0.276, and Class C Warrants for the purchase of 400,000 shares at $0.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing. The Notes are convertible into shares of our common stock at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $.35 per share. The note carries an interest rate of 6%, payable quarterly in arrears in either our common stock or cash, at our discretion.

      We have received $500,000 in proceeds from the investors and will receive an additional $1,000,000 upon the effectiveness of the registration statement, of which the prospectus forms a part, covering the resale of all the shares of common stock issuable under the notes and the warrants.

Risk Factors

      These securities involve a high degree of risk, and may be subject to immediate and substantial dilution. Please refer to the "Risk Factors" section for further detail.

Summary Financial Data

                                                             FOR THE YEAR ENDED       FOR THE YEARENDED
                                                                DECEMBER 31,             DECEMBER 31,
                                                                   2004                      2003
                                                             ------------------       -----------------
STATEMENT OF OPERATION DATA:

Revenues                                                         $     --                $         --
Administrative expenses                                               428,674                  76,973
Consulting fees                                                     4,467,672               2,857,703
Management fees                                                            --                 240,000
Professional fees                                                     379,367                  29,443
Research & Development                                                 30,567                      --
Stock option benefit                                                       --                 697,000
Amortization                                                           41,840                      --
Recovery of loan                                                           --                -202,000
Loss on
investments                                                                --                      --
Net Profit (loss)                                                  (5,348,120)             (3,699,119)
Net Profit (loss) per share                                             (0.04)                  (0.08)
Weighted average number of common shares outstanding              128,185,299              45,798,538

                                                                DECEMBER 31,             DECEMBER 31,
                                                                    2004                     2003
                                                                ------------             ------------
BALANCE SHEET DATA:

Cash                                                                  418,253            $    411,727
Deferred consulting costs                                             373,333               3,122,456
Prepared expenses and sundry assets                                   232,979                  38,801
Marketable securities                                                 360,000                      --
Property and equipment                                                313,317                      --
Technology, licenses and patents                                    2,124,373               1,969,236
Total assets                                                        3,882,255               5,542,220
Accounts payable and accrued liabilities                               36,384                 263,954
Note due to related party                                             350,381                 180,362
Total liabilities                                                     386,765                 444,316
Capital stock                                                         104,815                 125,747
Additional paid-in capital                                         23,168,880              19,543,328
Deficit                                                           (19,919,291)            (14,571,171)
Total liabilities and stockholders' deficit                         3,822,255               5,542,220


How To Contact Us

      Our executive offices are located at 3325 North Services Road, Unit 105, Burlington, Ontario, Canada L7N3G2. Our telephone number is (905) 332-3110, and our website is http://www.cleanwatts.com. Information on our website is not intended to be incorporated into this prospectus.

                                  RISK FACTORS

      You should consider the following risk factors in addition to the other information in this prospectus before investing in the Shares. An investment in our Common Stock involves a high degree of risk. You should carefully consider the following risk factors, other information included in this prospectus and information in our periodic reports filed with the SEC. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and you may lose some or all of your investment.

Risks Related to Our Business

We have a history of operating losses and cannot guarantee we will generate revenue in the future. Any failure on our part to achieve revenue-producing status may cause us to cease operations.

      We are a development stage company and have lost money since our formation. For the year ending December 31, 2004 we lost $5,348,120, and for the year ended December 31, 2003 we lost $3,699,199. Our accumulated deficit was $19,919,291 at December 31, 2004. Future losses will occur until we reach revenue-producing status. No assurances can be given that we will be successful in generating revenue.

We may need to raise additional capital or debt funding to continue as a going concern or we will need to cease operations.

      Unless we can get beyond the development stage with the existing sources of funds that we have available, we will require additional capital to sustain operations and remain a going concern. Additionally, we may need access to additional capital or additional debt financing to develop our products. To the extent we have a working capital deficit and cannot offset the deficit from sales, we may have to raise capital to repay the deficit and provide more working capital to attain revenues. We cannot assure you that financing will be available if needed or on favorable terms. Our inability to obtain adequate financing will result in the need to reduce the pace of business operations. This could be materially harmful to our business and cause us to cease operations.

The loss of service of key management could have a negative impact on our performance, and may require us to cease operations.

      Our success largely depends on the efforts and abilities of key executives, including Blaine Froats, our chairman of the board and chief executive officer. We do not have an employment agreement with Mr. Froats and do not maintain key man life insurance on him. The loss of the services of Mr. Froats could materially harm our business because of the cost and time necessary to locate and train a replacement, or possibly cause us to cease operations.

We may not be able to effectively protect our intellectual property rights, which form the foundation of our business.

      We regard certain aspects of our products, processes, services, and technology as proprietary. We have taken steps to protect them by filing patent applications, placing restrictions on disclosure, and other methods. Despite these precautions, we cannot be certain that third parties will not infringe or misappropriate our proprietary rights or that third parties will not independently develop similar products, services, and technology.

      As such, we may have to resort to litigation to enforce our intellectual property rights, protect our trade secrets, determine the validity and scope of the proprietary rights of others, or defend ourselves from claims of infringement, invalidity, or unenforceability. Litigation may be expensive and divert resources even if we are successful. This could adversely affect our overall financial condition, or operational status.

Other parties may assert that our technology infringes on their intellectual property rights, which could divert management time and resources, possibly force us to redesign our technology, or cease operations.

      Technology-based industries, such as ours, are characterized by an increasing number of patents and frequent litigation based on allegations of patent infringement. From time to time, third parties may assert patent, copyright, and other intellectual property rights to technologies that are important to us. We cannot assure you that third parties will not assert infringement claims against us for any patents granted to us in the future, that assertions by such parties will not result in costly litigation, or that they will not prevail in any such litigation. In addition, we cannot assure you that we will be able to license any valid and infringed patents from third parties on commercially reasonable terms or, alternatively, be able to redesign products on a cost-effective basis to avoid infringement. Since our technology forms the backbone of our business, any infringement claim or other litigation against or by us could require us to cease operations.

Our products use inherently dangerous, flammable fuels, which could subject us to product liability claims.

      Our business exposes us to potential product liability claims that are inherent in hydrogen and products that use hydrogen. Hydrogen is a flammable gas and therefore a potentially dangerous product. Any accidents involving our products or other hydrogen-based products could materially impede market acceptance and demand for our hydrogen generator or other products. We have not negotiated a products liability policy at this time and also cannot predict whether we would be able to obtain insurance coverage on acceptable terms. In addition, we may be held responsible for damages beyond the scope of insurance coverage, which could severely impact our available resources or cause us to cease operations.

We may not be able to provide competitive pricing in the world-wide hydrogen market, making it difficult to sustain operations.

      The world-wide hydrogen market is very competitive, with a low profit margin per unit. While we will attempt to control our costs through strategic placement of our production facilities and the sale of a marketable by-product, we cannot guarantee these measures will be enough to allow us to enter into or gain necessary market-share. If we are unable to provide hydrogen at competitive prices, it could have a material adverse effect on us and our operations.

Risks Associated with an Investment in Our Securities

We have not paid and do not inted to pay dividends.

      We have not paid any dividends on our common stock, and we do not intend to pay cash dividends in the foreseeable future.

Our common stock may be affected by limited trading volume and may fluctuate significantly.

      There has been a limited public market for our common stock. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possible at all. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time.

The anticipation of significant sales of our common stock by the selling shareholders could result in short selling by third parties, which could cause our stock prices to decline.

      As selling stockholders convert notes or exercise warrants and sell material amounts of our common stock, there is the possibility that this could cause downward pressure on the market price, which could further encourage short sales by selling stockholders or others. While we are unaware of any short-selling to date, if there is not a corresponding demand when these stocks are sold, then our stock price will likely decline.

Our common stock is subject to the SEC's "penny stock" rules which may make it more difficult to sell.

      The Securities and Exchange Commission (the "SEC") rules require brokers to provide information to purchasers of securities traded at less than $5.00 per share and not traded on a national securities exchange or quoted on the nasdaq Stock Market. These disclosure requirements may have the effect of reducing trading activity in our common stock and making it more difficult for investors to sell. The rules require a broker to deliver a risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with the confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before completion of the transaction.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. As a result, you may not be able to buy or sell our securities at the times that you may wish.

      Even though our securities are quoted on the OTC Bulletin Board, the OTC Bulletin Board may not permit our investors to sell securities when and in the manner that they wish.

Because there are no automated systems for negotiating trades on the OTC Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

                           FORWARD-LOOKING STATEMENTS

      This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are principally contained in the section entitled "Description of Business." These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ, perhaps materially, from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

                  Our product development efforts;

                  The commercialization of our products;

                  Anticipated operating losses and capital expenditures;

                  Our estimates regarding our needs for additional financing;

                  Our estimates for future revenues and profitability; and

                  Sources of revenues and anticipated revenues, including
            contributions from corporate collaborations, license agreements and other collaborative efforts for the development and commercialization of our product candidates, and the continued viability and duration of those agreements and efforts.

      In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this resale.

                                    BUSINESS

      Our principal executive offices are located at 3325 North Services Road, Unit 105, Burlington, Ontario, Canada L7N3G2. Our phone number is (905) 332-3110, and our website address is http://www.cleanwatts.com. We are an SEC reporting company, and our filings can be reviewed on the their website at http://www.sec.gov.

Principal Services Provided And Business Model.

      Alternate Energy Corp., formerly known as COI, was incorporated in the State of Nevada on August 1, 1997 and commenced active business operations on June 1, 2003. We are considered to be a development stage company under current accounting standards.

      Since 2003, we have had the objective of producing a revolutionary, clean, on -demand hydrogen technology that would have global, multiple market applications on both a small and large scale. Our technology refines the production of hydrogen and resultant gaseous formation without the need for external energy input at time of production.

      In May 2004 we entered into a value added reseller agreement with Astris Energi in relation to their AFC Power Generator products. This relationship allows us to utilize Astris' alkaline fuel cell for demonstration and sales purposes, while allowing Astris access to our sales and distribution prospects. Additionally, it allows us to demonstrate and make available a combined fuel cell power pack for sale to corporate, industrial, and energy utility customers.

      In Fall 2004, we took delivery of the first Powerstack 250 E8 2.4 kw alkaline fuel cell from Astris. This has become the basis of one of our demonstration units. These demonstration units will power an internal combustion engine and Astris Energi's model E8 2.4 kW Alkaline Fuel Cell for a number of potential commercial customers. Our first alpha-stage unit, the H2 1500-A1, was recently demonstrated before two separate multinational engine companies in the U.S. This mobile "road show" was set up on-site with each organization to review our small scale, on-demand hydrogen production technology and discuss business opportunities.

      As a result of working closely with Experchem Laboratories of Toronto, Canada, our method of producing hydrogen has benefited from significant enhancements. The modifications and improvements to our hydrogen production process have resulted in a more efficient production process, an increased production of hydrogen, and the ability to produce what we believe to be a saleable, in-demand by-product. This by-product may provide us with a source of future revenue, which could partially offset the cost of our hydrogen production and accelerate our entry into the $3 billion (USD) bulk hydrogen market.

      We believe that the by-product can be used by the pharmaceutical, food, and fertilizer industries worldwide. The by-product is produced in a liquid form and is later dried into a powder, which can be blown into plastic containers, sealed and shipped. For every 0.0893 Kg of hydrogen produced, 8.5 Kg of the by-product is produced. Throughout the entire process, everything is either sold or used again.

      While we continue to explore business opportunities related to the small-scale, on-demand production of hydrogen, we are increasingly exploring the possibility of large-scale production, primarily in conjunction with industries that could substantially benefit from an on-site hydrogen production facility. Such arrangements would be beneficial to prospective clients as it would eliminate the need to have hydrogen shipped, which would, in some cases, dramatically decrease the overall cost. From our prespective, large-scale production would help give us stability in the marketplace, as well as allow us to maximize the collection, processing, and distribution of the saleable by-product. This helps to increase the potential for revenue beyond that of the sale of the hydrogen alone.

      In November 2005 we made a formal application for a provisional patent on our enhanced production technology, including the modifications which produce the by-product. We have also filed a patent application with the U.S. Patent and Trademark Office in connection with our earlier proprietary process of producing pure hydrogen. A provisional patent application establishes an official United States patent application filing date for an invention and permits one year's authorization to use a "Patent Pending" notice in connection with the invention and to assess the invention's commercial potential before committing to the higher cost of filing and prosecuting a non-provisional application for patent.

Description of property

      We own no real property. Our administrative offices are located at 3325 North Services Road, Unit 105, Burlington, Ontario, Canada L7N3G2. We occupy 3,000 square feet at a rental rate of $1,912 USD per month. Our lease is renewed on a bi-annual basis with the current period ending April 30, 2006.

Employees And Labor Relations

      We operate with eleven consulting employees, of which four are off-site.

Competition

      The worldwide bulk hydrogen market amounts to 45 billion Kilograms per year. This amounts to approximately $3.37 billion in sales in Canadian funds. The majority of the sales are generated from the following industries:

      o     The petroleum industry, for the removal of sulphur,

      o     The food industry, for the hydrogenation of oils,

      o Chemical production, for the hydrogenation of non-edible oils for soaps, insulation and plastics,

      o Pharmaceutical productions, primarily for cosmetics, adhesives, surfactants, and vitamins,

      o     Ammonia production,

      o     Glass industry, to eliminate oxygen,

      o     Machine/metal construction, in heat treatment of various metals,

      o     Semiconductors, to protect agains impurities,

      o     Iron and steel industry, for heat treatment atmosphere, and

      o Aerospace industry, to fuel spacecraft and power life-support systems.

      Generally, the main process by which hydrogen is currently produced in large quantities for either fuel cell use or industrial bulk gas applications is by extraction of hydrogen from hydrocarbons. Fossil fuels can be reformed to produce pure hydrogen and within this process, natural gas is the most common fuel of choice. This process also produces carbon dioxide emissions and requires excessive power to operate the reformer.

      The two main categories of hydrogen production systems are fuel cell manufacturing companies, which in some cases integrate a fuel production process, and manufacturers and distributors of industrial gases, including hydrogen.

Fuel Cell Industry

      There are numerous varieties of fuel cells, each with its own unique attributes and applications. Some of the more common examples are described below:

      PROTON EXCHANGE MEMBRANE FUEL CELLS (PEM): Most hydrogen fuel cell companies are concentrating on PEM fuel cell platforms and are predominantly involved in the automotive sector. The advantages of the PEM fuel cell include fast startup and load following, and scalability. The disadvantages include that they require high purity Hydrogen fuel, are poisoned by carbon monoxide and sulfur, they are dependant on platinum (unstable pricing), and require large compression and storage. Applications include transportation, uninterrupted power supply, and auxiliary power. Some of the major companies involved with PEM fuel cells include Anuvu Fuel Cell Products, Avista Labs, Ballard Power, Direct Methanol Fuel Cell Corp., Plug Power (including H Power, acquired), Placan, Fuel Cell Energy, General Motors, Hitachi, Hydrogenics, Millennium, Mitsubishi, Motorola, MTI MicroFuel Cells, Nuvera Fuel Cells, Proton Energy Systems, and Stuard Energy.

      DIRECT METHANOL FUEL CELLS (DMFC): The companies producing DMFCs include those producing fuel cells that can be fueled directly by any alcohol. The optimal application for DMFCs is in the field of personal electronics, e.g. primary power or battery charging for cell phones, laptops, PDAs, and MP3 players. DMFCs have an advantage over batteries because they have higher energy density, grid independence, and instant recharging. DMFCs use liquid fuel but require no reformer and operate near room temperature. Primary markets for DMFCs are military (battlefield networking), consumer (grid independence), and industrial (inventory tracking). The companies producing DMFCs include Direct Methanol Fuel Cell Corp., Ballard Power (acquired rights from DTI Energy), Hitachi, Independent Power Technologies, Jadoo Power Systems, Giner, Manhattan Scientifics, Mechanical Technology, Inc. (parent of MTI Micro Fuel Cells), Medis Technologies, Motorola, Neah Power Systems, NEC, Samsung, and Toshiba.

      ALKALINE FUEL CELLS (AFC): The advantages include inexpensive electrolytes and catalysts, fast start-up, low temperature operation, while disadvantages include sensitivity to carbon dioxide. Applications include transportation portable, and aerospace (used in US manned spacecraft). Competitors include Astris Energi, Inc., a Canadian company that since 1983 has been pioneering the development of alkaline fuel cell electric generators and now has three such power systems fully tested and ready for commercialization, Apollo Energy Systems, Eneco, Independent Power Technologies, Medis Technologies, Inc., and UTC Fuel Cells, a United Technologies Company, maker of AFCs for NASA's Apollo and Space Shuttle programs.

      MOLTON CARBONATE FUEL CELLS (MCFC): The primary advantages of MCFCs are that they operate with the highest efficiency. MCFCs run on natural gas and the system's hot exhaust can be used for cogeneration. The major disadvantages of MCFCs is that they are slow to warm up and load. MCFCs are primarily used for baseload generation, commercial industrial uses, hotels, hospital, and cogeneration. The major companies in producing MCFCs are Ansaldo Fuel Cells, CHUBU Electric, Fuel Cell Energy, Inc., and GenCell Hokkaido Electric.

      SOLID OXIDE FUEL CELLS (SOFC): SOFCs run on natural gas and have a higher efficiency than PEMs. They also produce hot exhaust which can be used for cogeneration. SOFCs have application in the areas of APUs, residential, commercial, industrial, and cogeneration. The companies producing SOFCs include Altair Nanotechnologies, CellTech Power, Acumetrics Adaptive Materials, Inc., Ceres Power, Chubu Electric Power (with Mitsubishi Heavy Industries), Ceramic Fuel Cells, Delphi, EBZGmbH, Franklin Fuel Cells, Fuel Cell Technologies, Fuel Cell Energy, General Electric, Global Thermoelecritc, Honeywell, McDermott Technology, NexTech Materials, NAGK Insulators, Rolls Royce, Siemens, Siemens-Westinghouse, Sulzer Hexis, TechSys Inc., and Ztek Corp.

      PHOSPHORIC ACID FUEL CELLS (PAFC): The advantages of PAFC are that they are readily available commercially. Their disadvantages are that they are less efficient than MCFCs and SOFCs and require an external reformer. Mainly, PAFCs are used in stationary operations. The two major companies in this area are UATC Fuel Cells and Electrochem, Inc.

      REGENERATIVE FUEL CELLS: Regenerative fuel cells have a single stack so they can run as both a fuel cell and an electrolyzer. The disadvantage of this fuel cell is that there are none yet available in commercially significant power ranges. Regenerative fuel cells are used in systems based on intermittent renewable energy, arbitrage of peak and off-peak electricity prices, and self-fueling UPS systems.

Industrial Gas

      Examples of industrial gas providers include Air Liquide (www.airliquide.com), a global provider of industrial and medical gasses. Their core business is to supply oxygen, nitrogen, hydrogen, and other gases and services to most industries. Air Products' hydrogen strategy has focused on the supply of hydrogen for demonstration and pilot projects to such organizations as Honda and Toyota. Air Products built and operates an on-site hydrogen production facility, a fuel cell power plant, and a fleet of light duty vehicles in Las Vegas, Nevada. Praxair is the largest industrial gases supplier in North and South America, is rapidly growing in Asia, and has strong, well-established businesses in Southern Europe. Their primary products are oxygen, nitrogen, argon, helium, hydrogen, electronics gases, and a wide range of specialty gases. Praxair was selected as the exclusive hydrogen supplier for Coleman Powermate's new AIRGEN (TM) fuel cell generator. The generator can be used by industrial customers as a back-up power source to keep mission-critical computer and phone systems operating during power outages.

      Currently, hydrogen is produced by steam reformation, electrolysis of water, and other lesser methods. The major players worldwide are: Air Liquide, The BOC Group, Air Products, and Praxair.

      As we are a relatively small company compared to the leaders in the hydrogen production market, we will rely on the saleable by-product of our patent-pending process to subsidize the entire process, which will allow us to remain competitive in the world-wide hydrogen market. Additionally, we are looking to develop relationships that would be conducive to the on-site production of hydrogen, thus eliminating one of the industry's largest hurdles, which is the safe and efficient transport it its condensed state. By reducing the shipment cost and by selling the by-product, we feel we can provide competitive prices for large-scale uses.

Legal proceedings

      On October 22, 2004 we sued Russell Rothman in the Ontario Superior Court of Justice (Case No. 04-CV-277760CM2). We are seeking the recission of agreements between us and Rothman, return of shares paid to him, and return of money paid. We had entered into an agreement with Rothman for the purchase of certain technology related to the production of hydrogen gas, for which he represented he owned all right title. Rothman has counterclaimed against us for breach of contract in the amount of $2 billion and is asking for punitive damages in the amount of $10 million. On December 9, 2005, the court ordered that Rothman's pleadings be struck and that he issue new pleadings by January 9, 2006 and appear in court on February 9, 2006. Rothman was ordered to pay the Plaintiff the sum of $1,800 forthwith. We believed that the counterclaim was and is completely without merit.

      In 2002, the SEC brought suit against COI Solutions Inc., our predessor company, and one of its former CEOs, Robert Wilder. Subsequent to our acquisition of the assets of Alternate Energy Corporation in 2003 and complete management change, the SEC agreed to settle the litigation. We neither admitted nor denied the allegations of the SEC's complaint as part of the settlement. The settlement was entered by the District Court for the Southern District of Florida and included an injunction enjoining the company, its officers, or directors from violating securities laws in the future.

      On February 17, 2005, the Court entered judgments of permanent injunction and other relief against defendants COI Solutions, Inc. and Mel Levine, a COI fundraiser, from violating Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5 promulgated thereunder. In addition to injunctive relief, the judgment against Levin provides for the imposition of a civil penalty.

      On March 30, 2005, the United States District Court for the Southern District of Florida entered a default judgment of permanent injunction against Robert Wilder. The Court found that Wilder violated Section 10(b) of the Securities Exchange Act of 1934, and Rule 10b-5, thereunder. In addition to injunctive relief, the judgment provided for the imposition of a civil penalty to be paid by Mr. Wilder, which was set in the amount of $110,000 on June 30, 2005.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                               PLAN OF OPERATION

      The following discussion is intended to assist in understanding the financial condition and results of operations of Alternate Energy Corp. You should read the following discussion along with our financial statements and related notes included in this prospectus. The following discussion contains forward-looking statements that are subject to risks, uncertainties, and assumptions. Our actual results, performance, and achievements in 2005 and beyond may differ materially from those expressed in, or implied by, these forward looking statements.

Summary Of Financial Results

      For the fiscal quarter ended September 30, 2005, we had no revenue. During this period we have been involved in the development of our hydrogen production system along with our sales and marketing strategies.

      Expenses: We had total expenses of $376,534 and $1,413,750 in the fiscal quarter ended September 30, 2005 and September 30, 2004, respectively. Our expenses for the fiscal quarter ended September 30, 2005 consisted of $60,452 in administrative expenses, $244,011 in consulting fees, $48,176 in professional fees and $23,896 in amortization. During the fiscal quarter ended June 30, 2005, our expenses decreased significantly comparative to the fiscal quarter ended September 30, 2004, mostly due to consulting fees, which were $1,191,622 in the 2004 period. The decrease is attributed to the utilization of core consultants relative to the focus on research and development pertaining to our hydrogen production system, our demonstration units and our marketing and operation strategy. There were also shares issued to select consultants to the company reducing the total fees due.

      There was a decrease of $63,397 in administrative expenses for the period ended September 30, 2005 compared to the same period in 2004. The reason for this decrease can be attributed to shares of the company that were issued relating to R&D, the utilization of core consultants as well as the sub leasing of our Tennessee facility, all of which have lowered administrative costs by more than half of the administrative expenses incurred comparative to the period ending September 30, 2004.

      Professional fees were $48,176 for the fiscal quarter ended September 30, 2005 compared to $98,279 for the same period in 2004. The prior years professional fees were higher due to private placements and financing completed, along with the legal fees associated with this.

      Over the next 12 months, we anticipate that our expenses will not increase substantially over our expenses in fiscal year 2004. We will continue as planned in the goals set for the continued development, sales, and marketing of our hydrogen production system. However, since we are a development-stage company and have no revenue, it will be necessary for us to raise additional capital within the next 12 months in order to continue operations.

      Net Loss: We had a net loss of $376,534 for the fiscal quarter ended September 30, 2005, compared with a net loss of $1,413,750 for the fiscal quarter ended September 30, 2004. The decrease of $1,037,216 in the net loss for the 2005 fiscal quarter compared to the 2004 fiscal quarter relates to the overall reduction of professional, consulting and administrative fees in the 2005 period. Management believes that, for the fiscal year ending December 31, 2005, we will only be able to reduce our net loss if we can create and sustain significant revenues from our hydrogen production system.

Liquidity And Capital Resources

      Our financial statements have been prepared on a going concern basis that contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. We incurred a net loss of $375,534 and $1,413,750 for the quarters ended September 30, 2005 and September 30, 2004, respectively, and have an accumulated deficit of $21,645,303 at September 30, 2005. We had $103,703 in cash on hand as of September 30, 2005. Management may obtain additional capital principally through the sale of equity securities. The realization of assets and satisfaction of liabilities in the normal course of business is dependent upon our ability to obtain revenue-producing status. However, no assurances can be given that we will be successful in these activities. Should any of these events not occur, the accompanying financial statements will be materially affected, and we may need to cease operations.

      Net cash used in operating activities was $671,537 for the three month period ended September 30, 2005. In the 2005 period, the Company issued 1,892,357shares of common stock. Net cash obtained from financing activities was $0 for the three month period ended September 30, 2005, compared with $0 for the three month period ended September 30, 2004.

      On March 2, 2005, we entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible at a price of $.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in the Company's common shares at $0.276. The Class C Warrants allow for the purchase of 400,000 shares at $.40 per share and 400,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing.

      The Notes are convertible into shares of the Company at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $.35 per share. The note carries an interest rate of 6%, payable quarterly in arrears in either our stock or cash, at our discretion.

      We have received $500,000 in cash from the investors and will receive an additional $1,000,000 upon its registration statement filed with the SEC being declared effective.

      In November 2004, we cancelled 30,000,000 shares that were returned to us by AEC1 as part of an agreement that we divest certain non-core technology. Under the terms of the agreement to return certain patents and technology to its' original owner, the Company transferred these patents and technology to it's' parent company. In consideration for this transfer of the patents and technology, the Company received 30 million of its' own shares from the parent company which were subsequently cancelled.

      Though these technologies possessed market potential, our final analysis concluded that their development required an extremely high outlay of capital and would produce only marginal profitability. AEC management therefore decided to divest and focus squarely on its hydrogen production units.

      On November the 1st, 2004 AEC through its Toronto lawyer agreed to release the previous in order to facilitate and reacquire 30 million shares of Alternate Energy Corp. from AEC 1.

      We held 1,000,000 shares of Astris Energi Inc. (ASRNF) as of December 31, 2004. These shares were purchased for the sum of $300,000 USD at the value of $0.30USD/Share and adjusted as per market value for that period. The ownership interest was 2.65% .There were no shares sold during the period ending June 30, 2005.

      We sold 182,800 shares of the securities at intervals between September 1st, 2005 and September 29th, 2005 incurring a loss. As of Sept 30, 2005 we owned 817,200 shares of Astris Energi Inc. (ASRNF) giving us an ownership interest of 2.17%. Market value of the marketable securities had been determined by the closing price of said securities at the period ending September 30, 2005 and adjusted accordingly.

      Due to lack of revenue, we currently do not internally generate cash sufficient to pay all of our incurred expenses and other liabilities. As a result, we are dependent on investor capital and loans to meet our expenses and obligations. Although investor funds have allowed us to meet our obligations in the recent past, there can be no assurances that our present methods of generating cash flow will be sufficient to meet future obligations. We may also seek alternative sources of financing, including from more conventional sources such as bank loans and credit lines. Further, the availability of any future financing may not be on satisfactory terms.

Plan Of Operation

      Having developed a hydrogen producing system that has a resulting valuable and readily saleable by-product, the company will now attempt to enter into an agreement with a producer of hydrogenated oils. We will attempt to secure a 5-year contract to supply them wil hydrogen at a fixed price, which will likely save them considerable expense. We intend to design and build a plant, on their site, that will produce the amount of hydrogen required by the contract. We will retain all rights to the by-product.

      We will contract with an engineering firm to design the entire plant as well as provide a turn-key operation. We believe that the financing of the plant and equipment, together with the releated capital requirements, can be found on a project financing basis. Therefore, we do not expect to have to provide this funding.

      It is estimated that it will take several months to negotiate and secure a contract from a hydrogenated oil company. Once this occurs, an engineering firm will be secured and the work of designing the equipment and plant will commence. We feel that if will take the balance of this year for them to complete a turn-key plant. Revenues should commence in the following year.

      We will commence the development of the already partially developed by-product number two this year. This should take approximately two months to develop with the assistance of Experchem. Additionally, we will further attempt to find a suitable partner from either the oil or hydrogen gas industry during this period of time.

      We are on schedule with our product development timetable to take advantage of several opportunities with targeted organizations. Over the next 12 months, we will be showcasing our hydrogen production technology to a list of prospective commercial customers, potential licensees, select government and institutional contacts and other interested commercial parties. These groups have been pre-qualified as having a demonstrated need for clean, alternative power.

      We have and will also continue to refine our hydrogen production process. Due to the strict purity and volume requirements of a fuel cell, our technical team has worked and continues to work in conjunction with a number of recognized independent laboratories to ensure that outputs meet acceptable levels. As necessary, we are ready to engage the services of an engineering firm to begin the technical design work on a facility suitable to the requirements of our hydrogen producing process.

      In order to accomplish and continue with these steps, management estimates that we will require half a million dollars towards the end of fiscal year ended 2005 and several million dollars towards the end of fiscal year ended 2006. As we do not have any current revenue, such funds will come from loans from officers and private placements of our common stock.

Critical Accounting Policies, Estimates And New Accounting Pronouncements

      Management's discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires that we make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. At each balance sheet date, management evaluates its estimates. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. The estimates and critical accounting policies that are most important in fully understanding and evaluating our financial condition and results of operations include those listed below:

      Deferred Consulting Costs: Shares have been issued to service providers and consultants over the term of contracts ranging from 3 months to 1 year. Shares have been issued at the fair market value price at date of contract signing and the expense will be amortized over the term of the contract.

      All Deferred assets are recorded at fair market value at the time of share issuance and are systematically reduced based on the terms of each agreement. Each party providing services had either positive working references or had previously provided services to the company and had performed their duties as per their contractual terms. The following is a chart of the current deferred costs as of the period ending September 30, 2005, with accompanying notes.

DEFERRED CONSULTING

     DATE           NAME                  DESCRIPTION                        # of SHARES
     4-May-05       Corbee Dutchburn      up to Aug 31, 2005                  300,000

     4-May-05       Lyle Goodis           up to Aug 31, 2005                  300,000

     16-May-05      Rick Jabra            16 May 2005 to 16 May 2006          100,000

     20-Jul-05      Jason Froats          July 18,2005 to July 18, 2006       365,000

     19-Oct-05      Patrick Keenan        19th Oct to Dec 19, 2005             50,000

     8-Oct-05       Mike Hewitt           8th Oct to Dec 8, 2005              100,000

a) Corbee Dutchburn and Lyle Goodis are partners in a company called Velocity Solutions Inc. They were hired to work in a multitude of areas involving the management, marketing, product development and operations of the corporation.

b) Rick Jabra was hired for services to the company including miscellaneous corporate planning, acquisitions and merger negotiations

c) Jason Froats the son of Blaine Froats was hired to be the investor relations representative as well as for communication management.

d) Patrick Keenan was hired for services to the company including public relations.

e) Mike Hewitt was hired for services to the company including product development and R&D.

      Impairment Of Intangible Assets With Indefinite Lives: On May 22, 2003, we adopted SFAS No 142, "Goodwill and Other Intangible Assets." Under the new statement, we no longer amortize intangible assets with indefinite lives, but instead test for impairment on at least an annual basis. In accordance with SFAS No. 142, we evaluate the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. Such circumstances could include, but are not limited to, (1) a significant adverse change in legal factors or in business climate, (2) unanticipated competition, or (3) an adverse action or assessment by a regulator. When evaluating whether the other intangible asset is impaired, we compare the fair value of the reporting unit to which the other intangible asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of reporting unit to its carrying amount. In calculating the implied fair value of the other intangible assets, the fair value of the reporting unit is allocated to all of the other assets and liabilities of that unit based on their fair values. The excess of the fair value of a reporting unit over the amount assigned to our other assets and liabilities is the implied fair value of our intangibles. The initial evaluation of the intangible assets was completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. Additionally, we performed our periodic review of our intangible assets for impairment as of December 31, 2004, and did not identify any asset impairment.

      Our technology and patents have indefinite useful lives. we bought the technologies as present and future technology. Also the technologies are recorded at historical costs. There was no legal, regulatory, contractual, competitive, economic, or other limiting factors to the useful life of the assets.

      Technology was purchased in December 2002, the Company (formally COI) entered into an agreement with Alternate Energy Corp. (AEC) to acquire the technology. The Company issued shares to AEC for the assets.

      In November 2005 we made a formal application for a provisional patent on our enhanced production technology, including the modifications which produce the by-product. We have also filed a patent application with the U.S. Patent and Trademark Office in connection with our earlier proprietary process of producing pure hydrogen.

      Stock Option Plans: We apply the fair value based method of accounting prescribed by SFAS No. 123, "Accounting For Stock-Based Compensation," in accounting for our stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of grant based on the fair market value of the stock and expensed in the period which the option was granted.

      Marketable Securities: Marketable securities are classified as current, are available for sale and are stated at fair market value. The net excess of fair market value over cost is included in Accumulated Other Comprehensive Income (Loss) on the Balance Sheet.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

      Our shares currently trade on the Over-the-Counter Bulletin Board under the symbol "ARGY." Listed below are the highest and lowest bid price for our common stock for each calendar quarter for 2005 and 2004 as reported on the OTCBB, and represents inter-dealer quotations, without retail markup, markdown, or commission and may not be reflective of actual transactions.

      Fiscal Quarter                                 High         Low
      --------------                                 ----         ---
      2006 First Quarter (as of Jan. 3, 2006)        $0.092       $0.085
      2005 Fourth Quarter                            $0.25        $0.09
      2005 Third Quarter                             $0.34        $0.20
      2005 Second Quarter                            $0.37        $0.23
      2005 First Quarter                             $0.43        $0.295
      2004 Fourth Quarter                            $0.60        $0.31
      2004 Third Quarter                             $0.505       $0.31
      2004 Second Quarter                            $0.69        $0.43
      2004 First Quarter                             $1.07        $0.565

      At December 1, 2005, there were 105,644,941 common shares of our stock issued and outstanding. There were approximately 160 holders of record, including common shares held by brokerage clearing houses, depositories, or otherwise in unregistered form. The beneficial owners of such shares are not known by the company.

Dividends

      We have not declared or paid cash dividends on our common stock since our inception, and do not anticipate paying such dividends in the foreseeable future. The payment of dividends may be made at the discretion of the board of directors and will depend upon, among other factors, our operations, our capital requirements, and our overall financial condition.

Changes In Securities

      On March 2, 2005, we entered into a private placement with certain accredited investors whereby these investors have purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of $0.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in our common shares at $0.276. Additionally, Class C Warrants have been issued. The warrant allows for the purchase of 400,000 shares at $0.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing. The notes are convertible into shares of our common stock at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $0.35 per share. The note carries an interest rate of 6%, payable quarterly in arrears in either cash or our stock, at our discretion.

         With respect to the sale of unregistered securities, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, and Regulation D promulgated thereunder. In each instance, the purchaser had sufficient information regarding Alternate Energy Corp. so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an `accredited investor' as defined in Regulation D, and otherwise had the requisite sophistication to make an investment in our securities.

                                   MANAGEMENT

         Set forth below are the names, ages and principal positions of our directors and executive officers, including certain biographical information.

Name                  Position                                      Age
----                  --------                                      ---
Blaine Froats         Chief Executive Officer and                   68
                      Chairman of the Board of Directors

Sean Froats           Director, Vice President of Operations        35

Jack Wasserman        Director and Treasurer                        57

      Blaine Froats. Mr. Blaine Froats has been the chairman of the board of directors and chief executive officer of since May 2003. He is currently the Chief Executive Officer and Chairman of Environmental Shelter, Inc., an Ontario company, Environmental Fuel Technology, Inc., an Ontario company, and Environmental Plastics Corporation, a Delaware corporation. In 1991, Mr. Froats founded Environmental Products Group, Inc. ("EPG"), an affiliated Delaware corporation, for which he co-invented a new plastic used in home moldings. Mr. Froats is currently the chairman of the board of directors of EPG. Mr. Blaine Froats is the father of Mr. Sean Froats, our vice president of operations and director.

      Sean Froats. Mr. Sean Froats has been a director, secretary, and the vice president of our operations since May 2003. Since 1997, Mr. Froats has been a director and the vice president of operations of EPG where he is responsible for all computer related operations, film presentations, technical drawings, and the design of EPT's logo, stationary, reports, graphics, and website. He invented EPG's plastic shelter and co-invented EPG's home molding plastic. Mr. Sean Froats is the son of Mr. Blaine Froats, our chairman of the board of directors.

      Jack Wasserman. Mr. Jack Wasserman has been a director and the treasurer of AEC since May 2003. Mr. Wasserman has been an auditor for over 25 years. In addition to being a director of AEC, Mr. Wasserman is a director, the president and chief executive officer of Consolidated Gulfside Resources Limited, a Canadian public company listed on the Toronto Stock Exchange. From 2000 until joining AEC, Mr. Wasserman was retired. Mr. Wasserman received his Bachelor of Commerce degree from the University of Toronto, Toronto, Ontario in 1972.

                             EXECUTIVE COMPENSATION

      The following table sets forth the aggregate remuneration of each of the three highest paid persons who are officers or directors during the last fiscal year. There are no compensation arrangements for employment, termination of employment, or change-in-control between us and the executive officers.


                                                                                Securities
                              Capacities in which               Aggregate       Underlying
Name of Individual         Remuneration was Received          Remuneration     Options/SARS
------------------         -------------------------          ------------     ------------
Blaine Froats         Chief Executive Officer and               $137,000         3,750,000
                      Chairman of the Board of Directors
Sean Froats           Director, Vice President of Operations    $119,000         2,750,000
Jack Wasserman        Director and Treasurer                    $      0           200,000

Option/SAR Grants

      On October 15, 2004, we granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grand day equaled the option price of $0.34.

      550,000 options were exercised in the year ended December 31, 2004, and 200,135 options expired during the year. There were 75,000 options exercised during the second quarter ending March 31, 2005, and no options exercised during the second quarter, ending June 30, 2005. During 2004, 50,000 were exercised by Suzanne Brydon, one of our employees, 250,000 were exercised by Blaine Froats, and 250,000 were exercised by Sean Froats. In 2005, 75,000 were exercised by SuzanneBrydon.

      The following table summarizes information about options outstanding at December 31, 2004:

Range of Exercise Prices       Number Outstanding     Remaining Contractual Life

          $0.10                     3,530,000                  0.5 years

          $0.34                     5,050,000                 1.875 years
                                    =========
                                    8,580,000

      For options issued in 2001, the our new accounting policy was to expense the stock options once granted at the fair market value price. The policy has been retroactively restated to coincide with SFAS No. 123. The change of the stock option policy in 2001 has increased both the consulting fee expense by $153,180 and the stock option liability by $153,180. In 2002, we did not issue any options, and in 2004, no expense was recorded for the issuance of options as they were granted at fair market value.

         The options included in stock option liability were issued as follows:

                              2001                 $153,180
                              2003                 $693,600
                                                   ========
                                                   $846,780

      The following grants of stock options, whether or not in tandem with stock appreciation rights ("SARS") and freestanding SARs have been made to officers and/or directors. Other than as set forth below, we have no stock options or stock appreciation rights to our officers or directors:

                                             Number of
                        Number of           Securities
                       Securities           Underlying
                       Underlying           Options/SARS        Exercise or      Number of
                      Options SARS      granted During Last     Base Price        Options
       Name              Granted             12 Months             ($/SH)         Exercised    Expiration Date
---------------------------------------------------------------------------------------------------------------
                       1,750,000                                   $0.10           250,000         7/7/2006
   Blaine Froats       2,000,000                                   $0.34             NIL         10/15/2007
---------------------------------------------------------------------------------------------------------------
                         100,000                                   $0.10             NIL           7/7/2006
   Jack Wasserman        100,000                                   $0.34             NIL         10/15/2007
---------------------------------------------------------------------------------------------------------------
                         750,000                                   $0.10           250,000         7/7/2006
   Sean Froats         2,000,000                                   $0.34             NIL         10/15/2007
---------------------------------------------------------------------------------------------------------------

Employment Agreements

      There are no compensation arrangements for employment, termination of employment, or change-in-control between us and the executive officers.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information as to the record ownership of our common stock by our (i) directors and executive officers, (ii) all of the officers and directors as a group and (iii) each person who owns more than 5% or more of our common stock. The persons named in this table possess the sole voting and investment power with respect to the shares of common stock shown unless otherwise indicated.

Name of Owner             Address of Owner                 Shares Owned            % of Class (1)
-------------             ----------------                 ------------            --------------
AEC 1, Inc.               3325 North Service Rd.             74,870,712(2)              70.9%
                          Unit 105
                          Burlington, Ontario
                          Canada L7M 3G2

Blaine Froats             3325 North Service Rd.             83,127,276(3)              78.7%
                          Unit 105
                          Burlington, Ontario
                          Canada L7M 3G2

Sean Froats               3325 North Service Rd.              2,750,000(4)               2.6%
                          Unit 105
                          Burlington, Ontario
                          Canada L7M 3G2

Jack Wasserman            3325 North Service Rd.                200,000(6)                <1%
                          Unit 105
                          Burlington, Ontario
                          Canada L7M 3G2

Total                                                        86,077,276                 81.5%

(1) Applicable percentage of ownership is based on 105,644,941 shares of common stock outstanding as of December 1, 2005, for each stockholder.

(2) Blaine Froats together with his wife, Marilyn, and son, Sean, own a majority of the outstanding shares of AEC1, Inc. and have the voting power over AEC1, Inc.'s shares of Alternate Energy Corp. 20,000,000 shares of AEC1, Inc. are titled in the name of First Flotilla (BWI) Inc., which is owned by Blaine Froats and Sean Froats. Blaine Froats also owns 705,000 shares of AEC1, Inc. in his own name.

(3) Includes 74,870,715 shares which are held by AEC1, Inc. Mr. Froats owns options to purchase 2,000,000 shares of our common stock at $0.10 per share. This number also include 2,406,561 of our shares owned by Marilyn Froats, and her options to purchase 100,000 shares at $0.10/share, for which Blaine Froats has disclaimed beneficial ownership.

(4) Sean Froats is the son of Blaine Froats and Marilyn Froats. He owns options to purchase 750,000 shares of our common stock at $0.10 per share and 2,000,000 shares at $0.34 per share.

(5) Jack Wasserman owns options to purchase 100,000 shares our common stock at $0.10 per share and 100,000 shares at $0.34 per share.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      During the year we had the following related party transactions:

      a) Management fees and expenses paid to our directors and their related companies:

                             2004               2005
                             ----               ----

                              $0              $240,000

      b) On May 22,2003, we issued 104,870,715 shares of common stock to AEC1, Inc. in exchange for technology, products, and licenses. In November 2004, we cancelled 30,000,000 shares that were returned to us by AEC1 as part of an agreement to divest ourselves of certain non-core technology.

      As of December 31,2004, we owed $350,381 to one of our directors, Blaine Froats, pursuant to a non-interest bearing demand note. An agreement was put in writing and executed on January 1, 2005 between us and Blain Froats. The loan total does not represent a one-time lump sum but rather a multitude of transactions between 2003 and the present.

                              SELLING STOCKHOLDERS

         The following table presents information regarding the selling stockholders. A description of each selling stockholder's relationship to us and how each selling shareholder acquired the shares to be sold in this resale is detailed in the information immediately following this table. Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting and investment power with respect to securities. We have been told by the selling stockholders that it is their intent to sell all of their securities as described in this prosepectus.

                                                                    Percentage of
                                                 Shares           outstanding shares
                                           beneficially owned     beneficially owned    Shares to be sold in
           Selling Stockholder                before resale       before resale (1)          the resale
--------------------------------------------------------------------------------------------------------------
Design Investments Ltd.                       4,786,667 (2)             4.41%               4,786,667 (2)
9 Tambark Circuit
Werrington Downs, NSW 2747
Australia
--------------------------------------------------------------------------------------------------------------
Professional Traders Fund LLC                 2,393,333 (3)             2.21%               2,393,333 (3)
1400 Old Country Road, #206
Westbury, NY 11590
--------------------------------------------------------------------------------------------------------------
Harborview Master Fund LP                     4,786,667 (4)             4.41%               4,786,667 (4)
PO Box 972
Road Town, Tortola BVI
--------------------------------------------------------------------------------------------------------------
Double U Master Fund LP                       4,786,667 (5)             4.41%               4,786,667 (5)
c/o Navigator Management Ltd.
PO Box 972
Road Town, Tortola BVI
--------------------------------------------------------------------------------------------------------------
Platinum Partners Value                       7,180,000 (6)             6.62%               7,180,000 (6)
Arbitrage Fund LP
152 W 57th ST.
New York, NY 11019
--------------------------------------------------------------------------------------------------------------
Westor Capital                                  800,000 (7)               *                   800,000 (7)
(f/k/a/ Westor Online)
258 Genesee Street, Suite 601
Utica, NY 13502
--------------------------------------------------------------------------------------------------------------
   * indicates ownership of less than 1%.

       (1) Applicable percentage of ownership is based on 108,422,498 shares of common stock outstanding as of December 31, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of December 31, 2005, for each stockholder.

       (2) Includes 2,000,000 shares issuable upon the exercise of Class A Warrants, 666,667 shares underlying the Class B Warrants, and 120,000 shares underlying the Class C Warrants.

       (3) Includes 1,000,000 shares issuable upon the exercise of Class A Warrants, 333,333 shares underlying the Class B Warrants, and 60,000 shares underlying the Class C Warrants. Mr. Haim Rolinitsky has sole voting power and investment power over all such shares.

       (4) Includes 2,000,000 shares issuable upon the exercise of Class A Warrants, 666,667 shares underlying the Class B Warrants, and 120,000 shares underlying the Class C Warrants. Harborview Master Fund L.P. is a master fund in a master-feeder structure whose general partner is Harborview Advisors LLC. Richard Rosenblum and David Stefansky are the managers of Harborview Advisors LLC and have ultimate responsibility for trading with respect to Harborview Master Fund L.P. Messrs. Rosenblum and Stefansky disclaim beneficial ownership of the shares being registered hereunder.

       (5) Includes 2,000,000 shares issuable upon the exercise of Class A Warrants, 666,667 shares underlying the Class B Warrants, and 120,000 shares underlying the Class C Warrants. Mr. Carl Jacobson has sole voting power and investment power over all such shares.

       (6) Includes 3,000,000 shares issuable upon the exercise of Class A Warrants, 1,000,000 shares underlying the Class B Warrants, and 180,000 shares underlying the Class C Warrants. Mr. Mark Nordlicht has sole voting power and investment power over all such shares. Mr. Mark Nordlicht disclaims beneficial ownership of the shares being registered hereunder.

       (7) Includes 800,000 shares issuable upon the exercise of Class A Warrants. Mr. Richard Bach has sole voting power and investment power over all such shares.

      The total number of shares listed in the table above represents 100% of the number of shares that will be issued upon the conversion of an outstanding convertible note and accompying Class A, B, and C warrants, issued and sold as part of our private placement completed in March 2005. As per the terms of that agreement, an amount equal to 200% of this total will be registered under this prospectus The convertible note and warrant terms are as follows:

      These investors purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of 0.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in the Company's common shares at a price of $0.276 per share. Class C Warrants have also been issued. The warrant allows for the purchase of 400,000 shares at $0.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the dtate of the closing. The notes are convertible into shares of the Company at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $0.35 per share. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock of the company, at the Company's discretion.

         None of the selling stockholders have held a position or office, or had any other material relationship with us.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. We will not receive any proceeds of the shares offered by the selling stockholders. Any proceeds received from the exercise of warrants will be used for general working capital.

      The table below depicts the warrants, exercise price, number of shares, and proceeds, if exercised:

   Warrants      Exercise Price           Number of Shares                     Proceeds
----------------------------------------------------------------------------------------------------
   Class A            $0.40            4,285,714 to 10,000,000         $1,714,285 to $4,000,000
----------------------------------------------------------------------------------------------------
   Class B           $0.276                   5,434,783                       $1,500,000
----------------------------------------------------------------------------------------------------
                      $0.40                    400,000                         $160,000
   Class C
                      $1.00                    600,000                         $600,000
----------------------------------------------------------------------------------------------------
    Total                             10,720,497 to 16,434,783         $3,970,258 to $6,260,000
----------------------------------------------------------------------------------------------------

                              PLAN OF DISTRIBUTION

      The following discussion addresses the material terms of the plan of distribution of the resale contemplated by this Prospectus.

      The selling stockholders of the our common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o  privately negotiated transactions

      o  settlement of short sales, to the extent permitted by law;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o  a combination of any such methods of sale;

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise; or

      o  any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), if available, rather than under this prospectus.

      On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling security holder that it and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

      Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any borker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages, and liabilities, including liabilities under the Securities Act. Additionally, as per the terms of the Subscription Agreement, we have agreed to reimburse each subscriber two percent (2%) of their purchase price on each closing date as reimbursement for each Subscriber's due diligence expenses.

                            DESCRIPTION OF SECURITIES

Capital Stock

      General. Our authorized capital consists of 250 million shares of common stock, par value $0.001 per share. At December 1, 2005, there were 105,644,941 outstanding shares of common stock. Set forth below is a summary description of certain provisions relating to our capital stock contained in our Articles of Incorporation, By-Laws, and under Nevada Statutes. The summary is qualified in its entirety by reference to our Articles of Incorporation, By-Laws, and Nevada Statutes.

      Voting Rights. Each share of our Common Stock entitles its holder to one vote per share on all matters requiring the vote of the stockholders. There is no right to cumulative voting; thus, the holder of fifty percent or more of the shares outstanding can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities. Holders of common stock are entitled to dividends if declared by the Board out of funds legally available therefore. It is our present intention to retain earnings, if any, for use by the business. The payment of dividends on the common stock is, therefore, unlikely in the foreseeable future.

      Preemptive Rights. Our Articles of Incorporation do not provide for preemptive rights.

Warrants

      In January 2004 as part of a financing transaction, we issued warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. In December 2003 as part of a financing transaction, we issued warrants to purchase a total of 471,112 shares of common stock at an exercise price of $1.20 per share. The warrants have a three year term.

      We have issued warrants to consultants, including: HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction; Alpine Capital was issued warrants to purchase a total of 286,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction; Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase a total of 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

      On March 2, 2005, we entered into a private placement with certain accredited investors whereby these investors purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of 0.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million in common stock at a price of $0.276 per share. Class C Warrants have also been issued. The warrant allows for the purchase of 400,000 shares at $0.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the date of the closing.

      The notes are convertible into shares of our common stock at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $0.35 per share. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock, at our discretion.

Transfer Agent

      Our transfer agent is Computershare Trust Company, Inc., PO Box 1596, Denver, Colorado 80201-1596. The telephone number for Computershare is (303) 262-0600.

Limitation of Liability: Indemnification

      Our Articles of Incorporation include an indemnification provision under which we have agreed to indemnify our directors and officers from and against certain claims arising from or related to future acts or omissions as one of our directors or officers. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is aginst public policy as expressed in the Securities Act and is, therefore, unenforceable.

Authorized and unissued stock; Anti-takeover provisions

      The authorized but unissued shares of our common stock are available for future issuance without our stockholders' approval. These additional shares may be utilized for a variety of corporate purposes including, but not limited to, future public or direct offerings to raise additional capital, corporate acquisitions, and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of us that may otherwise be beneficial to stockholders by diluting the shares held by a potential suitor or issuing shares to a stockholder that will vote in accordance with our board of directors' desires. A takeover may be beneficial to stockholders because , among other reasons, a potential suitor may offer stockholders a premium for their shares of stock compared to the then-existing market price.

      The existence of authorized by unissued and unreserved shares of preferred stock may enable the board of directors to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger, or otherwise, and thereby protect the continuity of our management.

                            CONTROLS AND PROCEDURES

            Our board of directors presently consists of three members: Blaine Froats, Sean Froats, and Jack Wasserman. Our bylaws generally provide for majority approval of directors in order to adopt resolutions. The board of directors may be expanded in the future. All executive officer compensation, including payroll expenditures, salaries, stock options, stock incentives, and bonuses must be approved by the unanimous consent of the board of directors. The entire board of directors acts as the audit committee and the compensation committee.

      On compensation matters, the board considers and recommends payroll expenditures, salaries, stock options, stock incentive and bonus proposals for our employees. Acting in its audit committee function, the board reviews, with our independent accountants, our annual financial statements prior to publication, and reviews the work of, and approves non-audit services performed by such independent accountants. The board appoints the independent public accountants for the ensuing year. The board also reviews the effectiveness of the financial and accounting funcitions and the organization, operation, and management.

      We recently carried out an evaluation of the effectiveness of the design and operation of our disclosure controls and procedures. Our disclosure controls and procedures are designed to provide a reasonable level of assurance of achieving our disclosure control objectives. We have concluded that they are, in fact, effective at this reasonable assurance level. In addition, we reviewed our internal controls, and there have been no significant changes over the past 12 months.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

      The legality of the securities being issued pursuant to this Prospectus has been passed upon for Alternate Energy Corp. by the law firm of Pepper Hamilton LLP.

      The consolidated financial statements included in this registration statement have been audited by Danziger & Hochman, independent auditors, as stated in their report appearing with the financial statements herein. They are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. Danziger & Hochman does not have a direct or indirect interest in Alternate Energy Corp., and was not on a contingency basis.

                       WHERE YOU CAN GET MORE INFORMATION

      We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act"). We file annual, quarterly and special reports, proxy statements, and other information with the SEC's principal office in Washington, DC. Our SEC filings are available to the public from the SEC's website at http://www.sec.gov.

      Additionally, at your request we will provide you, without charge, a copy of any exhibits to our registration statement reference in this prospectus. If you want more information, write or call us at:

                             Alternate Energy Corp.
                        3325 North Service Road, Unit 105
                       Burlington, Ontario, Canada L7N3G2
                                 (905) 332-3110

                        INDEX TO THE FINANCIAL STATEMENTS


                                                                        Page No.
Consolidated Balance Sheet as of September 30, 2005 (unaudited)..............F-1

Consolidated Statements of Operations for the three and nine months ended September 30, 2005 and 2004 (unaudited).........................F-2

Consolidated Statements of Cash Flows for the nine months ended
September 30, 2005 and 2004 (unaudited)......................................F-3

Notes to Interim Unaudited Consolidated Financial Statements..........F-4 to F-5

Independent Auditors' Report.................................................F-6

Consolidated Balance Sheets as of December 31, 2004 and 2003.................F-7

Consolidated Statements of Operations for the years ended
December 31, 2004 and 2003...................................................F-8

Consolidated Statements of Changes in Stockholders' Equity for
the years ended December 31, 2004 and 2003...................................F-9

Consolidated Statements of Cash Flows for the years ended
December 31, 2004 and 2003..................................................F-10

Notes to Consolidated Financial Statements..........................F-11 to F-20

Alternate Energy Corp.
Condensed Balance Sheet
Unaudited

                                                               Sept, 30             December, 31
                                                                 2005                   2004
---------------------------------------------------------------------------------------------------

ASSETS
   Current
            Cash                                                   103,703                 418,253
            Deferred consulting costs                              165,149                 373,333
            Prepaid expense and sundry assets                      219,101                 232,979
            Marketable security                                    155,268                 360,000
     Other
            Property & equipment                                   311,574                 313,317
            Technology & patent assets                           2,124,373               2,124,373

                                                           -----------------    -------------------
                                                              $  3,079,167             $ 3,822,255
                                                           =================    ===================
LIABILITIES
Current
            Accounts payable & accrued liabilities                 117,159                  36,384
            Loans payable                                          500,000                       0
            Due to director                                        397,973                 350,381

                                                           -----------------    -------------------
                                                              $  1,015,132             $   386,765
                                                           =================    ===================
SHAREHOLDERS' EQUITY
            Capital stock                                          107,940                 104,815
            Additional paid in capital                          23,719,542              23,168,880
            Accumulated other comprehensive income                (118,142)                 81,086
            Deficit                                            (21,645,303)            (19,919,291)

                                                           -----------------    -------------------
                                                                 2,064,036               3,435,490
                                                           -----------------    -------------------

                                                           -----------------    -------------------
                                                              $  3,079,167             $ 3,822,255
                                                           =================    ===================

See accompanying notes to the financial statements.

Alternate Energy Corp.
Condensed Statement of Operations
Unaudited

                                               Three Months         Three Months         Nine Months          Nine Months
                                              Ending Sept 30       Ending Sept 30       Ending Sept 30       Ending Sept 30
                                             -----------------    -----------------    -----------------    -----------------
                                                   2005                 2004                 2005                 2004
                                             -----------------    -----------------    -----------------    -----------------
REVENUE                                           $        --         $         --        $          --        $          --
                                             -----------------    -----------------    -----------------    -----------------

EXPENSES
            Stock option benefit                            0                    0                    0                    0
            Management fees                                 0                    0                    0               92,197
            Professional fees                          48,176               98,279              226,125              448,043
            Consulting                                244,011            1,191,622            1,122,315            4,200,290
            Administration                             60,452              123,849              315,563              561,535
            Amortization                               23,896                    0               62,009                    0

                                             -----------------    -----------------    -----------------    -----------------
                                                  $   376,534         $  1,413,750        $   1,726,012        $   5,302,065
                                             -----------------    -----------------    -----------------    -----------------

NET EARNINGS (loss)                               $  (376,534)        $ (1,413,750)       $  (1,726,012)       $  (5,302,065)
                                             -----------------    -----------------    -----------------    -----------------

BASIC NET LOSS PER SHARE                                (0.00)               (0.01)               (0.02)               (0.04)


WEIGHTED BASIC AVERAGE SHARES                     106,974,398          131,829,941          106,102,170           131,000,000
                                             =================    =================    =================    =================

See accompanying notes to the financial statements

Alternate Energy Corp.
Condensed Statement of Cash Flows
Unaudited

Nine Months Ending September 30                                         2005                    2004
-------------------------------------------------------------------------------------------------------------

Cash flows from (applied to)

OPERATING ACTIVITIES
            Net earnings (loss)                                    $(1,726,012)               $(1,413,750)
            Services for stock                                     $   843,314                $   512,000

            Amortization                                           $    62,009                $        --
            Stock option issued                                    $    54,500
            Accounts payable & accrued liabilities                 $    80,775                $  (420,498)

            Prepaid expense                                        $    13,878                $   498,680

                                                                   -----------                -----------
                                                                   $  (671,537)               $  (823,568)
                                                                   ===========                ===========
FINANCING ACTIVITIES
            Share subscription                                              --                         --
            Advances from director                                 $    47,592                $        --
            Loan Payable                                           $   500,000                $    99,915
            Changes in accumulated and other comprehensive
            income                                                 $  (165,903)               $   101,012
                                                                   -----------                -----------
                                                                   $   381,689                $   200,927
                                                                   ===========                ===========
INVESTING ACTIVITIES
            Sale of Marketable securities                          $    39,050                $        --
            Purchase of intangible assets                          $   (63,752)               $  (329,829)
                                                                   -----------                -----------
                                                                   $   (24,702)               $  (329,829)

NET INCREASE (decrease) IN CASH DURING YEAR                        $  (314,550)               $  (952,470)
                                                                   -----------                -----------

CASH, BEGINNING OF PERIOD                                          $   418,253                $ 1,730,029
                                                                   -----------                -----------

CASH, END OF PERIOD                                                $   103,703                $   777,559
                                                                   -----------                -----------

------------------------------------------------------------------------------------------------------------
NON-CASH ITEMS
            Deferred consulting                                        208,184
------------------------------------------------------------------------------------------------------------

See accompanying notes to the financial statements

ALTERNATE ENERGY CORP.
NOTES TO THE CONDENSED FINANCIAL STATEMENTS
(Unaudited) September 30, 2005 [GRAPHIC OMITTED]


1. GENERAL

The unaudited condensed statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation for each of the periods presented. The results of operations for interim statements are not necessarily indicative of results to be achieved for full fiscal years.

As contemplated by the Securities and Exchange Commission (SEC) under Rule 10-01 of Regulation S-X, the accompanying financial statements and related footnotes have been condensed and do not contain certain information that will be included in THE COMPANY'S annual financial statements and footnotes thereto. For further information, refer to the financial statements and related footnotes for the year ended December 31, 2004 included in THE COMPANY'S Annual Report on Form 10-KSB.

INCOME TAXES

The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment.

LOSS PER SHARE

THE COMPANY reports earnings per share in accordance with the provisions of SFAS No. 128, EARNING PER SHARE. SFAS No 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shares by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if the securities or other CONTRACTS to issue stock were exercised and converted to common stock.

The number of common shares without par value outstanding on September 30, 2005 was 107,278,998 shares.

There were stock options outstanding at September 30, 2005 to purchase 8,730,000 of common stock, December 31, 2004 - 8,580,000. There were no stock options exercised for the period ending September 30, 2005.

Basic weighted average shares outstanding September 30, 2005 were 106,974,398, December 31, 2004 - 128,185,299.

2. CAPITAL STOCK

There were 609,200 common stock issued during this period.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholders of:
ALTERNATE ENERGY CORP.
(A Development Stage Company)


We have audited the accompanying consolidated balance sheet of ALTERNATE ENERGY CORP. as at December 31, 2004 and 2003 and the consolidated statements of operations, shareholders' equity and cash flows for each of the years then ended and the period May 22, 2003 (date of inception of development stage company) through December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2004 and 2003 and the results of its operations and their cash flows for each of the years then ended and the period May 22, 2003 (date of inception of development stage company) through December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Per Note 12, the prior year financial statements have been restated with no effect to net income.


Toronto, Ontario s\ Danziger & Hochman January 24, 2005 Chartered Accountants

ALTERNATE ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED BALANCE SHEET
As at December 31, 2004                                              STATEMENT I

                                                           RESTATED(SEE NOTE 12)

                                                        2004            2003

ASSETS
CURRENT
Cash                                              $    418,253     $    411,727
Deferred consulting costs                              373,333        3,122,456
Prepaid expenses and sundry assets                     232,979           38,801
Marketable securities                                  360,000               --

                                                     1,384,565        3,572,984

OTHER
Property and equipment (note 3)                        313,317               --
Patents and technology                               2,124,373        1,969,236

                                                  $  3,822,255     $  5,542,220
LIABILITIES
CURRENT
Accounts payable and accrued liabilities          $     36,384     $    263,954
Due to director (note 4)                               350,381          180,362

                                                       386,765          444,316
SHAREHOLDERS' EQUITY

CAPITAL STOCK (note 5)                                 104,815          125,747

ADDITIONAL PAID IN CAPITAL                          23,168,880       19,543,328

ACCUMULATED OTHER COMPREHENSIVE INCOME                  81,086               --

(DEFICIT) ACCUMULATED DURING
DEVELOPMENT STAGE Statement III                    (19,919,291)     (14,571,171)
                                                     3,435,490        5,097,904
                                                  $  3,822,255     $  5,542,220
Commitments and contingent liability - note 13

ALTERNATE ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF OPERATIONS
For the Year Ended December 31, 2004
                                                                    STATEMENT II

                                                                           INCEPTION
                                        2004              2003              TO DATE
REVENUE                          $          --      $          --      $          --

EXPENSES
Administrative                         428,674             76,973            505,647
Consulting fees                      4,467,672          2,857,703          7,325,375
Management fees (note 10)                   --            240,000            240,000
Professional fees                      379,367             29,443            408,810
Research and development                30,567                 --             30,567
Stock option benefit                        --            697,000            697,000
Amortization                            41,840                 --             41,840

(LOSS) BEFORE THE UNDERNOTED        (5,348,120)        (3,901,119)        (9,249,239)
Recovery of loan                            --           (202,000)                --
(Loss) on investments                       --                 --           (202,000)

NET (LOSS) FOR THE YEAR          $  (5,348,120)     $  (3,699,119)     $  (9,047,239)

NET (LOSS) PER SHARE             $        (.04)     $        (.08)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING          128,185,299         45,798,538

ALTERNATE ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

For the Year Ended December 31, 2004

                                                                   STATEMENT III



ALTERNATE ENERGY CORP.
( A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

For the Year Ended December 31,
2004                                                               STATEMENT III

                                                                                    ACCUMULTED        DEFICIT
                                                     COMMON        ADDITIONAL         OTHER         ACCUMULATED
                                     COMMON          STOCK           PAID-IN       COMPREHENSIVE       DURING           TOTAL
                                     STOCK           AMOUNT          CAPITAL          INCOME        DEVELOPMENT        EQUITY
                                     SHARES         (NOTE 9)         (NOTE 9)         (LOSS)            STAGE         DEFICIENCY

DECEMBER 31, 2001                  3,380,510      $     3,381     $  9,046,043     $     0         $ (8,762,486)     $   286,938

Issue of shares for services         556,500              557          227,613           0                    0          228,170
Issue of shares for cash           3,855,000            3,855          381,645           0                    0          385,500
Issue of shares for services
   to directors                    3,892,174            3,892          717,934           0                    0          721,826
Issue of shares to creditors       1,496,112            1,496          283,636           0                    0          285,132
Net (loss) 2002                            0                0                0           0           (2,109,566)      (2,109,566)

DECEMBER 31, 2002                 13,180,296           13,181       10,656,871           0          (10,872,052)        (202,000)

Reverse stock split               (7,189,116)          (7,189)           7,189           0                    0
Issue of shares for licence
   and patents                   104,870,715          104,870          (42,007)          0                    0           62,863
Issue of shares for service        9,005,000            9,005        5,689,555           0                    0        5,698,560
Issue of shares to creditors         300,000              300          209,700           0                    0          210,000
Stock options issued                       0                0          693,600           0                    0          693,600
Issue of shares for stock
   options                            20,000               20            1,980           0                    0            2,000
Issue of shares for cash           1,060,000            1,060          530,940           0                    0          532,000
Issue of shares for patents        4,500,000            4,500        1,795,500           0                    0        1,800,000
Net (loss) 2003                            0                0                0           0           (3,699,119)      (3,699,119)

DECEMBER 31, 2003                125,746,895          125,747       19,543,328           0          (14,571,171)       5,097,904

Issue of shares for cash           5,500,000            5,500        2,744,500           0                    0        2,750,000
Issue of shares for patents          500,000              500          169,500           0                    0          170,000
Issue of shares for services       2,418,046            2,418          820,282           0                    0          822,700
Issue of shares for warrants         200,000              200                0           0                    0              200
Issue of shares for stock

ALTERNATE ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
CONSOLIDATED STATEMENT OF CASH FLOWS

For the Year Ended December 31, 2004
                                                                    STATEMENT IV

                                                                                                     2003
                                                                                                   RESTATED       INCEPTION
                                                                                      2004         (NOTE 13)       TO DATE

CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss) for the year Statement II                                              $(5,348,120)    $(3,699,119)  $(9,047,239)

ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH PROVIDED BY
   OPERATING ACTIVITIES
Services for stock                                                                    961,750       5,910,560     6,872,310
Write-off of patents                                                                   41,085               0        41,085
Stock option liability expense                                                       (153,180)        693,600       540,420
Amortization                                                                           41,840               0        41,840

CHANGES IN OPERATING ASSETS AND LIABILITIES
Comprehensive income                                                                  (81,086)              0       (81,086)
Prepaid expenses and deferred development costs                                      (194,178)        (38,801)     (232,979)
Deferred consulting costs                                                           2,749,123      (3,122,456)     (373,333)
Accounts payable and accrued liabilities                                             (227,570)         61,954      (165,616)

Net cash (used in) operating activities                                            (2,210,336)       (194,262)   (2,404,598)

CASH FLOWS FROM FINANCING ACTIVITIES
Issue of common shares for cash                                                     2,750,000         532,000     3,282,000
Advances from director                                                                170,019         180,362       350,381

Net cash used in financing activities                                               2,920,019         712,362     3,632,381

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment                                                   (355,157)              0      (355,157)
Purchase of patents and technology                                                    (48,000)       (106,373)     (154,373)
Investment in marketable securities                                                  (300,000)              0      (300,000)

Net cash (used) in investing activities                                              (703,157)       (106,373)     (809,530)

NET INCREASE IN CASH DURING YEAR                                                        6,526         411,727       418,253

CASH, BEGINNING OF YEAR                                                               411,727
0               0

CASH, END OF YEAR                                                                 $   418,253     $   411,727   $   418,253

NON-CASH ACTIVITIES
Common shares issued for services                                                     961,750       5,910,560     6,872,310
Common shares issued for patents and technology (net)                                 107,137       1,862,863     1,970,000

ALTERNATE ENERGY CORP.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004


1. BACKGROUND INFORMATION


1. Nature of Operations


Alternate Energy Corp., formerly known as COI, was incorporated in the State of Nevada on August 1, 1997. The Company commenced active business operations on June 1, 2003 and is considered to be a development stage company under SFAS 7. The Company has been working on a strategy to raise capital in order to continue its efforts to complete certification of its Hydrogen Production System as well as to develop its Alpha products.


On February 4, 2004, the Company incorporated a wholly-owned subsidiary, 2040412 Ontario Inc. in the Province of Ontario, Canada. The subsidiary holds title to certain property and equipment reflected in the accounts of the Company.

                              BASIS OF PRESENTATION

These consolidated financial statements present the accounts of Alternate Energy Corp. and its wholly-owned subsidiary, 2040412 Ontario Inc. The consolidated entities will hereinafter be referred to as the Company. All significant intercompany accounts and transactions have been eliminated.


2. SIGNIFICANT ACCOUNTING POLICIES

                              ACCOUNTING PRINCIPLES

The Company's accounting and reporting policies conform to generally accepted accounting principles and industry practice in the United States. The financial statements are prepared in United States dollars.

                       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company's estimate of the fair value of cash, prepaid expenses, marketable securities, accounts payable and accruals and due to director approximates the carrying value.

                            DEFERRED CONSULTING COSTS

Shares have been issued to service providers and consultants over the terms of their contracts which range from six months to one year. Shares have been issued at the fair market value price at date of contract signing and the expense is amortized monthly over the term of the contract.

                          FOREIGN CURRENCY TRANSLATION

The Company considers the functional currency of its operations to be the local currency and, accordingly, their financial information is translated into U.S. dollars using exchange rates in effect at year end for assets and liabilities and average exchange rates during each reporting year for the results of operations. Adjustments resulting from translation of foreign accounts are included as a component of other comprehensive income (loss) within stockholders' equity. Transaction gains and losses in 2004 have been reflected as comprehensive income. In 2003 these amounts were not material.

                              MARKETABLE SECURITIES

Marketable securities are classified as current, are available for sale and are stated at fair market value. The net excess of fair market value over cost is included in Accumulated Other Comprehensive Income (Loss) on the Balance Sheet.

                             PATENTS AND TECHNOLOGY

In accordance with SFAS No. 142, "Goodwill and Other Intangible Assets," which was adopted in its entirety on May 22, 2003, the Company evaluates the carrying value of other intangible assets annually as of December 31 and between annual evaluations if events occur or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When evaluating whether or not the asset is impaired, the Company compares the fair value of the reporting unit to which the asset is assigned to its carrying amount. If the carrying amount of a reporting unit exceeds its fair value, then the amount of the impairment loss must be measured. The impairment loss would be calculated by comparing the implied fair value of the reporting unit to its carrying amount. The initial evaluation of the Company's patents and technology, completed as of October 1, 2003 in accordance with SFAS No. 142 resulted in no impairment losses. To date, there has been no impairment of patents and technology.

The changes in the carrying amount of patents and technology for the two years ended December 31, 2004 are as follows:


Balance, May 22, 2003                                               $         0
Patents and technology acquired during the year                       1,969,236
                                                                    ------------
Balance, December 31, 2003                                            1,969,236

Patents and technology acquired during the year                         218,000
Patents and technology disposed of during the year (note 10)            (62,863)
                                                                    ------------

Balance, December 31, 2004                                          $ 2,124,373
                                                                    ------------

                                  INCOME TAXES

The Company accounts for its income taxes under the liability method specified by Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates which will be in effect when these differences reverse. Deferred tax expense is the result of changes in deferred tax assets and liabilities.

                             PROPERTY AND EQUIPMENT

Property and equipment are recorded at cost less accumulated depreciation. Depreciation of property and equipment is provided annually on a declining basis over the estimated useful life of the asset, except for current year additions on which 1/2 of the rates are applicable. The declining balance rates are as follows:

Automobile                                            30% declining balance
Computer hardware                                     30% declining balance
Computer software                                     100% declining balance
Equipment                                             20% declining balance
Telephone                                             30% declining balance

                              COMPREHENSIVE INCOME

The Company has adopted Statement of Financial Accounting Standards No.
130 ("SFAS 130"), "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners or distributions to owners. Among other disclosures, SFAS No. 130 requires that all items that are required to be recognized under the current accounting standards as a component of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is displayed in the statement of shareholder's equity and in the balance sheet as a component of shareholder's equity.

                                USE OF ESTIMATES

The preparation of financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ from those estimates.

                               STOCK OPTION PLANS

The Company applies the fair value based method of accounting prescribed by SFAS No. 123, (Accounting for Stock-Based Compensation) in accounting for its stock options granted to both employees and non-employees. As such, compensation expense is recorded on the date of the grant, which vests immediately based on the fair market value of the stock and is expensed in the period in which the option was granted.

The Company uses the Black Scholes option model as prescribed by SFAS 123. The following table illustrates the assumptions used for the model.

                                                               2004       2003
                                                               ----       ----
Risk free interest rates                                         .02        .02
Expected dividend yield                                            0          0
Expected life                                                3 years    3 years
Expected volatility                                               64%        56%
Weighted average grant date fair value of options
   granted during the period                                $   0.34   $   0.27
Weighted average remaining contractual life of
   options outstanding                                          2.31        2.5

See note 6 for further stock option details.

3. PROPERTY AND EQUIPMENT

                                                       ACCUMULATED
                                           COST        AMORTIZATION        2004
                                        --------       ------------     --------
Automobile                              $ 34,521              5,178       29,343
Computer hardware                         24,668              3,700       20,968
Computer software                          8,077              4,038        4,039
Equipment                                285,244             28,524      256,720
Telephone                                  2,647                400        2,247
                                        --------       ------------     --------
                                        $355,157       $     41,840     $313,317
                                        --------       ------------     --------

4. DUE TO DIRECTOR

The amount due to one of the directors is non-interest bearing, due on demand and has no fixed repayment terms.

5. CAPITAL STOCK

                                   AUTHORIZED
                      250,000,000 Common shares with a par
                                 value of $0.001

ISSUED                                                      2004          2003
                                                          --------      --------
104,814,941 Common shares (2003 125,746,895)              $104,815      $125,747
                                                          --------      --------

On August 16, 2004, the Company amended its' Articles of Incorporation and increased the number of authorized common shares to 250,000,000 from 150,000,000.

6. STOCK OPTIONS

On May 22, 2003, the Company adopted a stock option plan that is accounted for based on SFAS No. 123 and related interpretations. The plan allows the Company to grant options to persons employed or associated with the Company, including without limitation, any employee, director, general partner, officer, attorney, accountant, consultant or advisor up to an aggregate of 5,000,000 Common shares. The options have a term of expiration to be set by the Compensation Committee of the Board of Directors but will not exceed ten (10) years after the grant date and the options vest immediately. The exercise price for each option is chosen at the discretion of the Compensation Committee. On February 24, the Company increased the number of shares to be issued under the plan to 15,000,000.

On July 7, 2003 the Company granted 4,100,000 options at $0.10 expiring June 1, 2006 and expensed the difference between the fair market value of the shares on July 7, 2003 and the option price. The option expense amount for 2003 totalled $697,000 and 20,000 of these options were exercised in the year.

On October 15, 2004, the Company granted 5,050,000 options at $0.34 expiring September 2007. No expense was recorded since the fair market value at the option grant day equalled the option price of $0.34. 550,000 options were exercised in the year and 200,135 options expired during the year. The following table summarizes information regarding options outstanding at December 31, 2004.

RANGE OF EXERCISE PRICES        NUMBER OUTSTANDING         REMAINING CONTRACTUAL
                                                                  LIFE
$0.10                           3,530,000                  1.5 years
$0.34                           5,050,000                  2.875 years
                                ---------
                                8,580,000


7. BASIC LOSS PER SHARE

Basic net loss per share figures are calculated using the weighted average number of common shares outstanding computed on a daily basis.

8. INCOME TAXES

The Company accounts for income taxes using the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. Under the liability method, a deferred tax asset or liability is determined based on the difference between the financial statement and tax basis of assets and liabilities, as measured by the enacted tax rates assumed to be in effect when these differences are expected to reverse.

The approximate income tax effect of the temporary differences comprising the net deferred tax asset is approximately as follows:

                                                    2004               2003
                                                ------------       ------------
Non-capital losses carried forward              $ 10,013,288       $  4,665,186
                                                ------------       ------------
Enacted tax rate 30%
Deferred tax assets                                3,003,986          1,399,550
Less: Valuation allowance                         (3,003,986)        (1,399,550)
                                                ------------       ------------
Net future tax assets                           $          0       $          0
                                                ------------       ------------

In assessing the realizability of future tax assets, management considers whether it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of future tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of future tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Management has provided for a valuation allowance on all of its' losses as there is no assurance that future tax benefits will be realized.

9. PRIOR YEAR AMOUNTS INCLUDED IN THE DEVELOPMENT STAGE COMPANY

On May 22, 2003, the Company was redefined as a development stage company in accordance with SFAS 7 and its requirements. The equity accounts at May 22, 2003 were as follows:

Capital stock                                                   $    13,181
Additional paid-in capital                                       10,503,691
Deficit                                                          10,872,052

These amounts are included in the equity accounts during the t 6 18 12 entire development stage of the Company. All amounts recorded in the "inception to date" category as comparative amounts have been accumulated since May 22, 2003.

10. RELATED PARTY TRANSACTIONS

During the year the Company had the following related party transactions:

                                                               2004       2003
                                                               ----     --------
    a) Management fees and expenses paid to directors
       of the company and their related company                $  0     $240,000
                                                               ----     --------

b) Under the terms of an agreement to return certain patents and technology to its' original owner, the Company transferred these patents and technology to its' parent company. In consideration for this transfer of the patents and technology, the Company received 30 million of its' own shares from the parent company which were subsequently cancelled.

11. WARRANTS

During the year 5,613,586 warrants were issued and the total warrants outstanding at December 31, 2004 were 6,232,192 (December 31, 2003 818,606). The expiration date of the warrants is between December 2006 and January 2007 and the strike price ranges from $0.85 to $1.67.

12. RESTATEMENT AND CORRECTION OF AN ERROR IN A PRIOR PERIOD

Stock options outstanding that were recorded in 2001 and 2003 in the amounts of 153,180 and 693,600 were incorrectly recorded as liabilities. The stock option account has now been recorded as equity. There was no effect to net income for the 2001 and 2003 years.

The Company has restated the statement of operations and cash flows following SFAS7 Accounting and Reporting by Development Stage Companies. There was no effect to net income resulting from this restatement. The Company has restated the statement of cash flows following SFAS95 Statement of Cash Flow. There was no effect to net income resulting from this restatement.

13. COMMITMENTS AND CONTINGENT LIABILITY

                                   COMMITMENTS

The Company has entered into operating leases for its premises. Minimum lease payments under the terms of the lease are as follows:

                                2005       $48,375
                                2006        14,250
                                           -------
                                           $62,625
                                           -------

                              CONTINGENT LIABILITY

Alternate Energy Corp. has commenced an action against an individual for fundamental breach of an agreement. If successful, the agreement will be terminated and the individual will be required to repay cash and stock to the Company. The Company has obtained an interim injunction against the individual freezing the bulk of his assets.

The defendant has filed a counterclaim against Alternate Energy Corp. for breach of contract in the amount of $2 billion and is asking for punitive damages in the amount of $10 million. The Company believes that the counterclaim is without merit. Accordingly, on April 1, 2005 the Company is scheduled to appear in Court, at which time the Company's solicitors will move for an order to determine that the counterclaim is groundless and for it to be dismissed.

[OUTSIDE BACK COVER]

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

                                     PART II

ITEM 24: INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25: OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated expenses to be incurred in connection with the issuance and resale of the securities offered by this prospectus. We are responsible for the payment of all expenses set forth below.



             Registration fee                                  $ 2,078.22

             Blue Sky filing fees and expenses                     $1,000

             Printing and engraving expenses                       $2,500

             Legal fees and expenses                              $30,000

             Accounting fees and expenses                          $5,000

             Miscellaneous                                         $2,000
                                                               ----------

             Total                                             $42,578.22

ITEM 26: RECENT SALES OF UNREGISTERED SECURITIES

         On March 2, 2005, we entered into a private placement with certain accredited investors whereby these investors purchased $1,500,000 in convertible notes, with Class A Warrants to purchase a number of shares equal to the number of shares to which the Notes are convertible, at a price of 0.40 per share expiring in 3 years and with Class B Warrants to purchase up to an additional $1.5 million of our common stock at a price of $0.276 per share. Class C Warrants have also been issued. The warrant allows for the purchase of 400,000 shares at $0.40 per share and 600,000 shares at $1.00 per share, exercisable for 3 years from the dtate of the closing.

         The notes are convertible into shares of our common stock at 70% of the average closing bid price for the 5 days preceding the notice to convert with a ceiling of $0.35 per share. The note carries an interest rate of 6%. Interest is payable quarterly in arrears in either cash or stock, at our discretion.

         In January 2004, we entered into a Securities Purchase Agreement with Palisades Master Fund LP, Crescent International Ltd., Alpha Capital AG, Bristol Investment Fund, Ltd., Ellis International Limited, Inc., Vertical Ventures, LLC, Platinum Partners, Abraham Schwartz, Colbart Birnet, Chana Braun, Ronald Nash, Marketwise Trading, West End Convertible Fund, and Zeena Kaila pursuant to which we sold a total of 5,500,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 2,750,000 shares of common stock at an exercise price of $0.85 per share. The warrants have a three year term. We received gross proceeds of $2,750,000 from this transaction.

         In December 2003, we entered into a Securities Purchase Agreement with LRG Holdings Inc., Professional Traders Fund LLC, Generation Capital Associates, First Mirage Inc., and Truk Opportunity Fund LLC, pursuant to which we sold a total of 1,060,000 shares of common stock at a price of $0.50 per share and warrants to purchase a total of 471,112 shares of common stock at an exercise price of $1.20 per share. The warrants have a three year term. We received gross proceeds of $530,000 from this transaction.

         As part of the January 2004 and the December 2003 financings, we issued warrants to consultants, including: HPC Capital Management was issued warrants to purchase 165,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction; Alpine Capital was issued warrants to purchase a total of 281,000 shares of common stock. Of this total, warrants to purchase 106,000 shares of common stock at $1.20 per share were issued as part of the December 2003 financing transaction and warrants to purchase 180,000 shares of common stock at $0.85 per share as part of the January 2004 financing transaction; Taurus Global, LLC has been issued warrants to purchase a total of 2,189,030 shares of common stock. Of this total, warrants to purchase 1,973,030 shares of common stock have an exercise price of $1.67 per share, warrants to purchase 144,000 shares have an exercise price of $0.50 per share, and warrants to purchase 72,000 shares of common stock have an exercise price of $0.85 per share.

         All of these offerings were exempt from registration pursuant to
Section 4(2) of the Securities Act. There was no general solicitation of investors, the investors were provided with our financial reports as filed with the Commission, and the investors had access to our officers, directors, and the management to ask questions.

         On May 22,2003, we acquired all the assets of AEC 1 Inc., formerly known as Alternate Energy Corporation, and changed its name to Alternate Energy Corp. The assets were acquired in exchange for 04 million shares of our common stock and the forgiveness of a loan in the amount of $202,000.

ITEM 28: EXHIBITS

Exhibit
  No.                      Description                                           Location
-------                    -----------                                           --------
3.1            Initial Articles of Incorporation, as filed         Incorporated by reference to Exhibit 3.1 to Form
               August 1, 1997                                      10-SB12G filed with the SEC on November 10, 1999
3.2            Bylaws                                              Incorporated by reference to Exhibit 3.2 to Form
                                                                   10-SB12G filed with the SEC on November 10, 1999
3.3            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.3 to Form
               Incorporation, as filed on August 23, 1997          10-SB12G filed with the SEC on November 10, 1999
3.4            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.4 to Form
               Incorporation, as filed on November 20, 1998        10-SB12G filed with the SEC on November 10, 1999
3.5            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.5 to Form
               Amendment, as filed on May 16, 2003                 10-KSB filed March 16, 2004
5.1            Legality Opinion                                    Filed herewith
10.1           Securities Purchase Agreement                       Incorporated by reference to Exhibit 10.1 to Form
                                                                   10-KSB filed March 16, 2004
10.2           Registration Rights Agreement                       Incorporated by reference to Exhibit 10.2 to Form
                                                                   10-KSB filed March 16, 2004
10.3           Form of Warrant                                     Incorporated by reference to Exhibit 10.3 to Form
                                                                   10-KSB filed March 16, 2004
10.4           Securities Purchase Agreement                       Incorporated by reference to Exhibit 10.4 to Form
                                                                   10-KSB filed March 16, 2004
10.5           Form of Warrant                                     Incorporated by reference to Exhibit 10.5 to Form
                                                                   10-KSB filed March 16, 2004
10.6           Addendum to Securities Purchase Agreement           Incorporated by reference to Exhibit 10.6 to Form
                                                                   10-KSB filed March 16, 2004
10.7           Addendum to Registration Rights Agreement           Incorporated by reference to Exhibit 10.7 to Form
                                                                   10-KSB filed March 16, 2004
10.8           Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.8 to Form
               Velocity Product Solutions, Inc. dated September    10-KSB filed March 16, 2004
               25, 2003
10.9           Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.9 to Form
               Velocity Product Solutions, Inc. dated October      10-KSB filed March 16, 2004
               30, 2003
10.10          Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.10 to Form
               Velocity Product Solutions, Inc. dated December     10-KSB filed March 16, 2004
               5, 2003
10.11          Asset Purchase Agreement between the Company and    Incorporated by reference to Exhibit 10.6 to Form 8-K
               AEC1, Inc. formerly known as Alternate Energy       filed with the SEC on June 5, 2003
               Corp.

10.12          Security Agreement between the Company and          Filed herewith
               Blaine Froats, dated January 1,2005
10.13          Funds Escrow Agreement                              Incorporated by reference to Exhibit 10.10 to Form
                                                                   SB-2/A filed September 14, 2004
14             Code of Ethics                                      Incorporated by reference to Exhibit 14 to Form 10-KSB
                                                                   filed March 16, 2004
23.1           Auditor's Consent Letter                            Filed herewith
99.5           1999 Non-Qualified Stock Option Plan                Incorporated by reference to Exhibit 3.1 to Form
                                                                   10-SB12G filed with the SEC on November 10, 1999

ITEM 29: UNDERTAKINGS

         THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (A) To include any prospectus required by section 10(a)(3) of the Securities Act.

                  (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "calculation of registration fee" table in the effective registration statement; and

                  (C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized the registration statement to be signed on it's behalf by the undersigned, in the city of Burlington, Ontario, Canada, on January 18, 2006.



                                 ALTERNATE ENERGY CORP.
                                 (REGISTRANT)


                                 /s/ Blaine Froats
                                 -----------------------------------
                                 Blaine Froats,
                                 Chief Financial Officer
                                 President and Director


         In accordance with the requirements of the Securities Act of 1933, as amended, this statement was signed by the following persons in the capacities and on the dates stated:


                                 ALTERNATE ENERGY CORP.
                                 (REGISTRANT)


                                 /s/ Blaine Froats
                                 -----------------------------------
                                 Blaine Froats,
                                 Director

                                 /s/ Sean Froats
                                 -----------------------------------
                                 Sean Froats
                                 Director

                                 /s/ Jack Wasserman
                                 -----------------------------------
                                 Jack Wasserman
                                 Director

Exhibit
  No.                      Description                                           Location
-------                    -----------                                           --------
3.1            Initial Articles of Incorporation, as filed         Incorporated by reference to Exhibit 3.1 to Form
               August 1, 1997                                      10-SB12G filed with the SEC on November 10, 1999
3.2            Bylaws                                              Incorporated by reference to Exhibit 3.2 to Form
                                                                   10-SB12G filed with the SEC on November 10, 1999
3.3            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.3 to Form
               Incorporation, as filed on August 23, 1997          10-SB12G filed with the SEC on November 10, 1999
3.4            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.4 to Form
               Incorporation, as filed on November 20, 1998        10-SB12G filed with the SEC on November 10, 1999
3.5            Articles of Amendment to the Articles of            Incorporated by reference to Exhibit 3.5 to Form
               Amendment, as filed on May 16, 2003                 10-KSB filed March 16, 2004
5.1            Legality Opinion                                    Filed herewith
10.1           Securities Purchase Agreement                       Incorporated by reference to Exhibit 10.1 to Form
                                                                   10-KSB filed March 16, 2004
10.2           Registration Rights Agreement                       Incorporated by reference to Exhibit 10.2 to Form
                                                                   10-KSB filed March 16, 2004
10.3           Form of Warrant                                     Incorporated by reference to Exhibit 10.3 to Form
                                                                   10-KSB filed March 16, 2004
10.4           Securities Purchase Agreement                       Incorporated by reference to Exhibit 10.4 to Form
                                                                   10-KSB filed March 16, 2004
10.5           Form of Warrant                                     Incorporated by reference to Exhibit 10.5 to Form
                                                                   10-KSB filed March 16, 2004
10.6           Addendum to Securities Purchase Agreement           Incorporated by reference to Exhibit 10.6 to Form
                                                                   10-KSB filed March 16, 2004
10.7           Addendum to Registration Rights Agreement           Incorporated by reference to Exhibit 10.7 to Form
                                                                   10-KSB filed March 16, 2004
10.8           Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.8 to Form
               Velocity Product Solutions, Inc. dated September    10-KSB filed March 16, 2004
               25, 2003
10.9           Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.9 to Form
               Velocity Product Solutions, Inc. dated October      10-KSB filed March 16, 2004
               30, 2003
10.10          Letter of Engagement between the Company and        Incorporated by reference to Exhibit 10.10 to Form
               Velocity Product Solutions, Inc. dated December     10-KSB filed March 16, 2004
               5, 2003
10.11          Asset Purchase Agreement between the Company and    Incorporated by reference to Exhibit 10.6 to Form 8-K
               AEC1, Inc. formerly known as Alternate Energy       filed with the SEC on June 5, 2003
               Corp.
10.12          Security Agreement between the Company and Blaine   Filed herewith
               Froats, dated January 1,2005

10.13          Funds Escrow Agreement                              Incorporated by reference to Exhibit 10.10 to Form
                                                                   SB-2/A filed September 14,2004
14             Code of Ethics                                      Incorporated by reference to Exhibit 14 to Form 10-KSB
                                                                   filed March 16, 2004
23.1           Auditor's Consent Letter                            Filed herewith
99.5           1999 Non-Qualified Stock Option Plan                Incorporated by reference to Exhibit 3.1 to Form
                                                                   10-SB12G filed with the SEC on November 10, 1999
99.6           1999 Qualified Stock Option Plan                    Incorporated by reference to Exhibit 3.1 to Form
                                                                   10-SB12G filed with the SEC on November 10, 1999
99.7           2003 Stock Benefit Plan                             Incorporated by reference to Exhibit to Form S-8 filed
                                                                   with the SEC on July 23, 2003